EXHIBIT 23(B)





INDEPENDENT AUDITORS' CONSENT


We hereby consent to the incorporation by reference in TXU Corp.'s Registration Statements on Form S-8 of our report dated March 3, 1999 on the consolidated financial statements of TXU Europe Limited (formerly known as TXU Eastern Holdings Limited) and Subsidiaries, a wholly owned subsidiary of TXU Corp., for the period from formation (February 5, 1998) through December 31, 1998 appearing in the Annual Report on Form 10-K of TXU Corp. for the year ended December 31, 2000.


/s/ PricewaterhouseCoopers
London, England
31 May 2001